CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
FINJAN HOLDINGS, INC.
a Delaware Corporation
WITH AND INTO
CONVERTED ORGANICS, INC.,
a Delaware corporation

(Pursuant to Section 253 of the
General Corporation Law of the State of Delaware)

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Converted Organics, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Finjan Holdings, Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation under the name of Finjan Holdings, Inc.:

FIRST:                      The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).  The Subsidiary is incorporated pursuant to the DGCL.

SECOND:                       The Company owns all of the outstanding shares of common stock, par value $0.001 per share, of the Subsidiary.

THIRD:                      The Board of Directors of the Company, by resolutions duly adopted by the Board of Directors by written consent on June 3, 2013, determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the DGCL.  A true copy of such resolutions is attached hereto as Exhibit A.  Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

FOURTH:                      The Company shall be the surviving corporation.

FIFTH:                      The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that the text of ARTICLE I thereof shall be amended to read in its entirety as follows:

“The name of the corporation is Finjan Holdings, Inc.”

SEVENTH:                      That the merger shall be effective immediately.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this ___ day of June, 2013.

CONVERTED ORGANICS, INC.

By:	/s/ Edward Gildea
Name:	Edward Gildea
Title:	President and Chief Executive Officer

EXHIBIT A

Board Resolutions

The undersigned, being all of the members of the board of directors (the “Board”) of Converted Organics, Inc., a Delaware corporation (the “Corporation”), acting without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), do hereby consent to and adopt the following resolutions:

WHEREAS, the Board has approved and authorized a proposed Agreement and Plan of Merger (the “Merger Agreement”), by and among the Corporation, a Delaware corporation to be newly-formed by the Corporation as a wholly-owned subsidiary (“Merger Sub”), and Finjan, Inc., a Delaware corporation (“Finjan”);

WHEREAS, in accordance with Section 4.7 of the Merger Agreement, there has been presented to and considered by the Board a proposed Agreement and Plan of Merger, a form of which is attached hereto as Exhibit A (the “Name Change Merger Agreement”), by and between the Corporation and Finjan Holdings, Inc., a newly-created Delaware corporation and a wholly owned subsidiary of the Corporation (“Name Change Merger Sub”), pursuant to which Name Change Merger Sub will merge with and into the Corporation, with the Corporation continuing as the surviving corporation (the “Name Change Merger”), pursuant to Section 253 of the DGCL, for the purpose of changing the name of the Corporation, effective as of the date of closing of the transactions contemplated by the Merger Agreement, to Finjan Holdings, Inc.; and

WHEREAS, in connection with the Name Change Merger, pursuant to Section 253 of the DGCL, the Corporation is required to file a Certificate of Ownership and Merger, a form of which is attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware.

NOW, THEREFORE, IT IS HEREBY:

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FURTHER RESOLVED, that the Board has determined that the Name Change Merger is advisable and in the best interest of the Corporation, and that the Name Change Merger be, and it hereby is, adopted and approved in all respects;

FURTHER RESOLVED, that the Name Change Merger Agreement, in, or substantially in, the form, and containing substantially the terms and provisions of the Name Change Merger Agreement attached hereto, together with the transactions, documents, agreements, instruments and certificates described therein or contemplated thereby, the execution and delivery by the Company thereof and the performance by the Company of its obligations thereunder be, and they hereby are, adopted and approved in all respects, and that the Chief Executive Officer of the Corporation (the “Authorized Officer”) be, and he hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to execute and deliver the Name Change Merger Agreement, with such changes, modifications or amendments thereto as the Authorized Officer shall approve, the execution and delivery thereof to be conclusive evidence of such approval; and it is further

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FURTHER RESOLVED, that the Certificate of Merger, in, or substantially in, the form, and containing substantially the terms and provisions of the Certificate of Merger attached hereto, be, and it hereby is, ratified, affirmed, approved and adopted in all respects, and that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation in the name and on behalf of the Corporation, to execute and deliver the Certificate of Merger, with such changes therein and modifications thereof as the officer executing the same may approve, the execution and delivery thereof to be conclusive evidence of such approval, and to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware;

FURTHER RESOLVED, that any and all actions heretofore taken by any officer of the Corporation and of any person or persons designated and authorized to act by any officer of the Corporation that would have been authorized by the foregoing resolutions, be, and they hereby are, ratified and approved in all respects; and

FURTHER RESOLVED, that each of the officers of the Corporation, and any person or persons designated and authorized to do and perform or cause to be done and performed any acts in the name and on behalf of the Corporation, be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to do and perform all other acts, to pay or cause to be paid on behalf of the Corporation all related costs and expenses and to execute and deliver or cause to be executed and delivered, such other notices, requests, demands, directions, consents, approvals, orders, applications, agreements, instruments, certificates, undertakings, supplements, amendments, further assurances or other agreements or communications of any kind, in the name and on behalf of the Corporation or otherwise, as such officer or such authorized person may deem necessary, advisable or appropriate to effectuate the intent and purposes of the foregoing resolutions or in furtherance of the foregoing resolutions, the taking of such actions to be conclusive evidence of such approval.

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